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                                                                      Exhibit 99

                           MBT FINANCIAL CORP. UPDATES
                          FULL YEAR FINANCIAL GUIDANCE

Monroe, Michigan --MBT Financial Corp. (NASDAQ: MBTF) reported today that it does not expect its net income per share for the full year to be in the $1.15 to $1.20 range that was reported following its second quarter earnings announcement. A recent development with an individual credit relationship required the company to add $5.5 million to its allowance for loan losses. This additional provision to the company's allowance for loan losses will negatively impact the company's earnings for the quarter ended September 30, 2003. The company expects a reduction in earnings per share of $0.19 for the third quarter as a result of this additional provision to its allowance for loan losses. The company now expects its full year earnings per share to be in the $0.95 to $1.00 range. The company plans to announce its third quarter earnings on October 15, 2003.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "forecast," "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. MBT Financial Corp. undertakes no obligation to update or clarify forward looking statements.

MBT Financial Corp. is the holding company for Monroe Bank & Trust. Founded in 1858, Monroe Bank & Trust (MBT) is one of the nation's largest community banks, with over $1.4 billion in assets plus nearly $1 billion in trust assets. MBT is a full-service bank, offering a broad range of services, from personal and business accounts to complete credit options and the area's largest Trust Department. With 24 offices, 34 ATMs, PhoneLink telephone banking and eLink online banking, MBT is the area's most accessible bank.

MBT is proud to be an active supporter of the community through contributions, reinvestment, civic involvement and ENLIST, its employee volunteer program. MBT is a wholly owned subsidiary of MBT Financial Corp., a single bank holding company headquartered in Monroe, Michigan. Visit MBT's web site at www.MBandT.com.

For more information, contact:

John L. Skibski
Senior Vice President & Controller
Monroe Bank & Trust
(734) 242-1879
john.skibski@MBandT.com